Exhibit 1.1

AMENDMENT NO. 2 TO SALES AGREEMENT

March 17, 2023

Unity Biotechnology, Inc.

285 East Grand Ave.

South San Francisco, CA 94080

Ladies and Gentlemen:

Unity Biotechnology, Inc., a Delaware corporation (the “Company”), and Cowen and Company, LLC (“Cowen”) are parties to that certain Sales Agreement dated March 15, 2022 (the “Original Agreement”), as amended by Amendment No. 1 thereto dated August 17, 2022 (together with the Original Agreement, the “Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. The Company and Cowen desire to amend the Agreement as set forth in this Amendment No. 2 thereto (this “Amendment”) as follows:

1.	Section 6(a) is hereby amended and restated in its entirety as follows:

“(a) Compliance with Registration Requirements. Prior to the issuance of any Placement Notice by the Company, the Registration Statement will have been filed and declared effective by the Commission under the Securities Act, and any required Rule 462(b) Registration Statement will have become effective under the Securities Act. The Company has complied to the Commission’s satisfaction with all requests of the Commission for additional or supplemental information related to the Registration Statement and the Prospectus. No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the knowledge of the Company, contemplated or threatened by the Commission. The Company meets the requirements for use of Form S-3 under the Securities Act. The proposed offering of the Placement Shares hereunder meets the requirements of General Instruction I.B.6 of Form S-3. Compliance with the limitation set forth by General Instruction I.B.6 of Form S-3 is the sole responsibility of the Company.”

2.

The Company hereby represents and warrants to Cowen as follows: as of the closing of trading on the Trading Day immediately prior to the date of this Amendment, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Securities Act Rule 144, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was equal to approximately $72,372,924 (calculated by multiplying (x) the highest price at which the common equity of the Company closed on Nasdaq within sixty (60) days of the date of this Amendment times (y) the number of Non-Affiliate Shares).

3.	A new Section 21 is added to the Agreement as set forth below:

Recognition of the U.S. Special Resolution Regimes.

a.

In the event that Cowen is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Cowen of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

b.

In the event that Cowen is a Covered Entity and Cowen or a BHC Act Affiliate of Cowen becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against Cowen are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

c.

For purposes of this Section 21; (a) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k), (b) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b), (c) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable, and (d) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

4.

With respect to issuances of Placement Shares that occur on or after the date this Amendment become effective, reference to the “Prospectus Supplement” in the Agreement shall refer to the prospectus supplement filed with the Commission by the Company on March 17, 2023.

5.

All references to “March 15, 2022” set forth in Schedule 1 and Exhibit 7(m) of the Agreement are revised to read “March 15, 2022 (as amended by Amendment No. 1, dated August 17, 2022, and Amendment No. 2, dated March 17, 2023)”.

6.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

7.

This Amendment together with the Agreement (including all exhibits attached hereto and thereto and Placement Notices issued pursuant thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Cowen. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Agreement to the “Agreement” shall mean the Agreement as further amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

8.	This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

9.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Remainder of Page Intentionally Blank.

If the foregoing correctly sets forth the understanding between the Company and Cowen, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Agreement between the Company and Cowen.

Very truly yours,

COWEN AND COMPANY, LLC

By:	/s/ Michael J. Murphy
Name: Michael J. Murphy
Title: Managing Director

ACCEPTED as of the date first-above written:

UNITY BIOTECHNOLOGY, INC.

By:	/s/ Lynne Sullivan
Name: Lynne Sullivan
Title: Chief Financial Officer